Heaton & Company, PLLC
240 North East Promontory, Suite 200
Farmington, Utah 84025

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Kelvin Medical, Inc.
10930 Skyranch Place
Nevada City, CA 95959

We hereby consent to the incorporation of our report dated July 29, 2016, with respect to the financial statements of Kelvin Medical, Inc. for the period from May 5, 2016 (inception) through June 30, 2016, in the Registration Statement of Kelvin Medical, Inc. on Form S-1/A Amendment No. 3 to be filed on or about November 10, 2016.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Heaton & Company, PLLC
Heaton & Company, PLLC
Farmington, Utah
November 10, 2016